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                                                                      Ex 23.1

[LOGO]

   P.O. Box 7108
   Billings, MT 59103





The Board of Directors
First Interstate BancSystem, Inc.:

We consent to incorporation by reference in the registration statement to be filed on Form S-8 of First Interstate BancSystem, Inc. of our report dated January 29, 1999, relating to the consolidated balance sheets of First Interstate BancSystem, Inc. and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of income, stockholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 1998, which report appears in the December 31, 1998 annual report on Form 10-K of First Interstate BancSystem, Inc.

We consent to incorporation by reference in this same registration statement to be filed on Form S-8 of First Interstate BancSystem, Inc. of our report dated June 1, 1998, relating to the statements of net assets available for benefits of the Savings and Profit Sharing Plan for Employees of First Interstate BancSystem, Inc. as of December 31, 1997 and 1996 and the related statement of changes in net assets available for benefits for the year ended December 31, 1997, which report appears in the December 31, 1997 annual report on Form 11-K of the Savings and Profit Sharing Plan for Employees of First Interstate BancSystem, Inc.

We consent to the reference to our firm under the heading "Item 3. Incorporation of Certain Documents by Reference" in the registration statement.

                                      /s/ KPMG LLP


Billings, Montana
April 21, 1999